Filed pursuant to Rule 424(b)(3)
Registration No. 333-117046

ALLOY, INC.

1,250,001 Shares of Common Stock and Preferred Stock Purchase Rights

$47,100,000 Aggregate Principal Amount of Alloy, Inc.

5.375% Convertible Senior Debentures due 2023 and Shares of
Common Stock and Preferred Stock Purchase Rights
Issuable Upon Conversion of the Debentures

     This Prospectus Supplement No. 3 supplements and amends the Prospectus dated July 16, 2004 (as amended, the “Prospectus”), relating to the resale from time to time by holders of our common stock, par value $0.01 per share (“Common Stock”), our 5.375% Convertible Senior Debentures due 2023 (the “Debentures”) and shares of our Common Stock and preferred stock purchase rights issuable upon conversion of the Debentures. The information contained in this Prospectus Supplement has been obtained from the selling securityholders listed below. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus.

SELLING SECURITYHOLDERS

Selling Debentureholders

	Principal		Number of
	Amount of		Shares of	Conversion
	Debentures	Percentage	Common Stock	Shares	Percentage of
	Beneficially	of	Beneficially	Being	Common
	Owned and	Debentures	Owned Prior	Offered	Stock
Name	Offered Hereby	Outstanding(a)	to Offering (1)	Hereby(2)	Outstanding(3)
Sunrise Partners Limited Partnership	$3,200,000	4.62%	—	382,089	*

*	Indicates a less than 1% interest in Common Stock.

(a)	Percentages may not sum due to rounding.

(1)	Does not include shares of Common Stock issuable upon conversion of the Debentures.

(2)	Consists of shares of Common Stock issuable upon conversion of the Debentures, assuming conversion rate of 119.403 shares per $1,000 principal amount of Debentures (which represents a conversion price of approximately $8.375 per share). The conversion price is subject to adjustment as described above under “Description of the Debentures —Conversion Rate Adjustments.”

(3)	Calculated based on Rule 13d-3(d)(1) (i) under the Securities Exchange Act of 1934, as amended, using 43,042,866 shares outstanding on October 5, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of Common Stock issuable upon conversion of such holder’s Debentures. However, we did not assume the conversion of any other holder’s Debentures.

     INVESTING IN OUR COMMON STOCK AND DEBENTURES INVOLVES RISKS. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or prospectus supplement. It is a criminal offense to make any representation to the contrary.

This prospectus supplement is dated October 7, 2004.